UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 16*)

Nutraceutical International Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

67060Y101

(CUSIP Number)

February 25, 1998

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)
________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1		NAME OF REPORTING PERSON
Frank W. Gay II I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY):
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)

(b)

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America
NUMBER OF SHARES	5	SOLE VOTING POWER
		734,889 (1)
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER
		None
EACH REPORTING	7	SOLE DISPOSITIVE POWER
		734,889 (1)
PERSON WITH:	8	SHARED DISPOSITIVE POWER
		None
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
734,889 (1)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
Not Applicable

11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.9% (1)

12	TYPE OF REPORTING PERSON (See Instructions)
IN

(1)	Reporting person indirectly owns 120 shares held by his wife, which she received by inheritance. Reporting person disclaims beneficial ownership of these shares.

(2)	All of the percentages calculated in this Schedule 13G are based upon an aggregate of 9,246,141 shares of common stock outstanding as of January 24, 2017.

Item 1(a)    Name of Issuer:

Nutraceutical International Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:

1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060

Item 2(a)    Name of Person Filing:

Frank W. Gay II

Item 2(b)    Address:

1500 Kearns Boulevard, Suite B-200
Park City, Utah 84060

Item 2(c)    Citizenship:

United States of America

Item 2(d)    Title of Class of Securities:

Common Stock, par value $.01 per share

Item 2(e)    CUSIP No.:

67060Y101

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4        Ownership:

(a)    Amount Beneficially Owned: 734,889

(b)    Percent of Class: 7.9%

(c)    Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 734,889

(ii)	Shared power to vote or to direct the vote: Not Applicable

(iii)	Sole power to dispose of to direct the disposition of: 734,889

(iv)	Shared power to dispose or to direct the disposition of: Not Applicable

Item 5        Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ N/A ].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10    Certification:

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 15, 2017
Date

/s/ Frank W. Gay II
Signature

Frank W. Gay II
Name